UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2025

SUMMIT HOTEL PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35074	27-2962512
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

13215 Bee Cave Parkway, Suite B-300
Austin, TX  78738
(Address of Principal Executive Offices) (Zip Code)

(512) 538-2300
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	INN	New York Stock Exchange
Series E Cumulative Redeemable Preferred Stock, $0.01 par value	INN-PE	New York Stock Exchange
Series F Cumulative Redeemable Preferred Stock, $0.01 par value	INN-PF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On March 27, 2025, Summit Hotel OP, LP (the “Operating Partnership”), as Borrower, Summit Hotel Properties, Inc. (the “Company”), as Parent Guarantor, and each party executing the credit facility documentation as a subsidiary guarantor, entered into a $275 million unsecured delayed draw term loan facility (the “DDTL Facility”) with various initial lenders, Bank of America, N.A., as administrative agent, Wells Fargo Bank, N.A., as syndication agent, Capital One, National Association, Huntington National Bank, JPMorgan Chase Bank, N.A., Truist Securities, Inc., U.S. Bank National Association and Raymond James Bank, as co-documentation agents, Wells Fargo Securities LLC, BofA Securities, Inc., Capital One, National Association, Huntington National Bank, JPMorgan Chase Bank, N.A., and Truist Securities, Inc., as joint lead arrangers, and Wells Fargo Securities LLC and BofA Securities, Inc., as joint bookrunners.

The DDTL Facility is available to be drawn on one or more occasions through March 1, 2026, and may be used to refinance other indebtedness and for general working capital purposes. The DDTL Facility has an accordion feature which will allow us to incur additional delayed draw commitments under the DDTL Facility in the amount of up to $50 million. The DDTL Facility will mature on March 27, 2028, subject to two twelve-month extension options available, subject to certain conditions, that result in a fully extended maturity date of March 27, 2030.

Payment Terms. We are obligated to pay interest at the end of each selected interest period, but not less than quarterly, with all outstanding principal and accrued but unpaid interest due at the maturity of the DDTL Facility. We have the right to repay all or any portion of the outstanding borrowings from time to time without penalty or premium. We do not have the right to reborrow any portion of the DDTL Facility that is repaid.

We pay interest on the term loan advances at varying rates based upon, at our option, either (i) Daily SOFR or Term SOFR (1-month, 3-month or 6-month), plus a SOFR adjustment of 0.10%, plus a margin ranging from 1.35% to 2.35% depending on our leverage ratio, or (ii) the applicable base rate, which is the greatest of the administrative agent’s prime rate, the federal funds rate plus 0.50%, and 1-month Term SOFR plus 1.00%, plus a base rate margin ranging from 0.35% to 1.35% depending on our leverage ratio. In addition, on a quarterly basis, we will be required to pay a fee on the unused portion of the DDTL Facility equal to the unused amount multiplied by an annual rate of 0.25% of the average unused amount of the DDTL Facility. We will also be required to pay other fees, including customary arrangement and administrative fees.

Financial and Other Covenants. In addition, we are required to comply with a series of financial and other covenants under the DDTL Facility. The material financial covenants include the following:

•Maximum Leverage Ratio: Shall not be greater than 7.25:1.00.

•Minimum Consolidated Fixed Charge Coverage Ratio: Shall not be less than 1.50:1.00.

•Maximum Secured Leverage Ratio: Secured debt must not exceed 45% of total asset value.

•Maximum Secured Recourse Leverage Ratio: Secured recourse debt must not exceed 10% of total asset value.

•Maximum Unsecured Leverage Ratio: Unsecured debt shall not exceed 60% of unencumbered asset value, subject to a one-time election for a consecutive four quarter period that unsecured debt shall not exceed 65% of unencumbered asset value.

•Minimum Unsecured Interest Coverage Ratio: Shall not be less than 2.00:1.00.

•Minimum consolidated tangible net worth and minimum number of unencumbered assets.

The DDTL Facility includes other customary covenants, including restrictions on investments, limitations on liens and restrictions on certain mergers and other fundamental changes. The DDTL Facility credit agreement also contains customary events of default, including among others, the failure to make payments when due under the DDTL Facility credit agreement, breach of any covenant continuing beyond any cure period and bankruptcy or insolvency.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 concerning the Company’s and Operating Partnership’s direct financial obligations is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Delayed Draw Term Loan Agreement dated March 27, 2025, among Summit Hotel OP, LP, as borrower, Summit Hotel Properties, Inc., as parent guarantor, each party executing the credit facility documentation as a subsidiary guarantor, various initial lenders, Bank of America, N.A., as administrative agent, Wells Fargo Securities LLC, as syndication agent, Capital One, National Association, Huntington National Bank, JPMorgan Chase Bank, N.A., Truist Securities, Inc., U.S. Bank National Association and Raymond James Bank, as co-documentation agents, Wells Fargo Securities LLC, BofA Securities, Inc., Capital One, National Association, Huntington National Bank, JPMorgan Chase Bank, N.A., and Truist Securities, Inc., as joint lead arrangers, and Wells Fargo Securities LLC and BofA Securities, Inc., as joint bookrunners.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUMMIT HOTEL PROPERTIES, INC.

Date: April 2, 2025	By:	/s/ Christopher R. Eng
Christopher R. Eng Executive Vice President, General Counsel, Chief Risk Officer and Secretary